FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-286596-01

From:	Citi Cmbs Syndicate (CITIGROUP GLOBAL MAR) At: 07/22/25 14:31:37 UTC-4:00
To:	[REDACTED]
Subject:	BMARK 2025-V16 -- Final Pricing Details (Public) -- Target Account Only

BMARK 2025-V16 -- Final Pricing Details (Public) -- Target Account Only

Co-Lead Managers & Joint Bookrunners:	Citigroup, Goldman Sachs & Co. LLC, Barclays, Deutsche Bank Securities, BMO Capital Markets

Co-Managers:	Bancroft Capital, Drexel Hamilton

Class	Expected Ratings Moody's / Fitch / KBRA	Size($mm)	C/E	WAL	Spread	Coupon	Yield	Price
A-1	Aaa(sf)/AAAsf/AAA(sf)	0.559	30.000%	2.29	J+80	4.65300	4.61249	99.99931

Collateral Summary
Initial Pool Balance	$624,663,285
Number of Mortgage Loans	31
Number of Mortgaged Properties	157
Average Cut-off Date Balance	$20,150,429
Weighted Average Mortgage Rate	6.28400%
Weighted Average Remaining Term to Maturity/ARD (months)	58
Weighted Average Remaining Amortization Term (months)	357
Weighted Average Cut-off Date LTV Ratio	56.4%

Collateral Summary
Initial Pool Balance	$624,663,285
Number of Mortgage Loans	31
Number of Mortgaged Properties	157
Average Cut-off Date Balance	$20,150,429
Weighted Average Mortgage Rate	6.28400%
Weighted Average Remaining Term to Maturity/ARD (months)	58
Weighted Average Remaining Amortization Term (months)	357
Weighted Average Cut-off Date LTV Ratio	56.4%
Weighted Average Maturity Date/ARD LTV Ratio	56.3%
Weighted Average UW NCF DSCR	1.93x
Weighted Average Debt Yield on Underwritten NOI	12.5%

Property Type:	20.3% Mixed Use, 19.1% Multifamily, 13.8% Retail, 12.6% Industrial, 11.7% Self Storage, 11.0% Office, 8.1% Hospitality, 2.5% Other, 0.9% Manufactured Housing

Top States:	33.0% New York, 9.0% New Jersey, 8.7% Florida, 8.2% California, 7.2% District of Columbia

Risk Retention:	L-shape

Master Servicer:	Trimont LLC

Special Servicer:	LNR Partners, LLC

Operating Advisor:	Park Bridge Lender Services LLC

Trustee:	Wilmington Savings Fund Society, FSB

Cert. Administrator:	Citibank, N.A.

Anticipated Timing
Anticipated Pricing:	Today, 1:30PM ET
Anticipated Settlement:	8/13/2025

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER ANY APPLICABLE STATE OR FOREIGN SECURITIES LAWS AND ARE BEING OFFERED (A) IN THE UNITED STATES ONLY TO (1) “QUALIFIED INSTITUTIONAL BUYERS” (“QIBs”), AS DEFINED IN, AND IN RELIANCE ON, RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), AND (2) (EXCEPT WITH RESPECT TO THE CLASS R CERTIFICATES) OTHER ENTITIES THAT ARE, OR IN WHICH ALL OF THE EQUITY OWNERS ARE, “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) or (7) OF REGULATION D UNDER THE SECURITIES ACT (“REGULATION D”; AND SUCH ENTITIES, “INSTITUTIONAL ACCREDITED INVESTORS”) THAT ARE NOT QIBs, AND (B) (EXCEPT WITH RESPECT TO THE CLASS R CERTIFICATES) IN “OFFSHORE TRANSACTIONS” TO CERTAIN INSTITUTIONS THAT ARE NOT “U.S. PERSONS”, AS DEFINED IN, AND IN ACCORDANCE WITH, REGULATION S UNDER THE SECURITIES ACT (“REGULATION S”). THE OFFERED CERTIFICATES WILL NOT BE TRANSFERABLE EXCEPT IN ACCORDANCE WITH THE RESTRICTIONS DESCRIBED UNDER “DESCRIPTION OF THE OFFERED CERTIFICATES” AND “NOTICE TO INVESTORS” IN THIS OFFERING CIRCULAR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF ANY SPONSOR, THE DEPOSITOR OR ANY OTHER PARTY TO THE POOLING AND SERVICING AGREEMENT, ANY CONSULTING PARTY, ANY INITIAL PURCHASER OR ANY OF THEIR AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE UNDERLYING MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR ANY OTHER PERSON OR ENTITY.

The Offered Certificates will be offered by Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Barclays Capital Inc., Deutsche Bank Securities Inc., BMO Capital Markets Corp., Bancroft Capital, LLC, and Drexel Hamilton, LLC (collectively, the “Initial Purchasers”) when, as and if issued by the issuing entity, delivered to and accepted by the Initial Purchasers and subject to each Initial Purchaser’s right to reject orders in whole or in part. The Initial Purchasers will offer the Offered Certificates to prospective investors from time to time in negotiated transactions or otherwise at varying prices determined at the time of sale, plus, in certain cases, accrued interest. It is expected that the delivery of the Offered Certificates (other than the Class E-RR, Class F-RR, Class G-RR, and Class R Certificates and any Offered Certificates transferred to certain Institutional Accredited Investors) will be made through the facilities of The Depository Trust Company (“DTC”) in the United States and Clearstream Banking, Luxembourg (“Clearstream”) and Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”), in Europe, on or about August 13, 2025 (the “Closing Date”), against payment for such Certificates in immediately available funds. The Class E-RR, Class F-RR, Class G-RR, and Class R Certificates and any Offered Certificates transferred to certain Institutional Accredited Investors will be delivered in definitive, fully registered form. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity.

The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates” in the prospectus to be attached to the preliminary offering circular for the Offered Certificates). See also “Legal Investment” in such preliminary offering circular.

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-286596) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, BMO Capital Markets Corp., Barclays Capital Inc., Bancroft Capital, LLC and Drexel Hamilton, LLC or any other underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.